EXHIBIT 23




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                              CONSENT OF ATTORNEYS


     Reference is made to the Registration Statement of CEL-SCI Corporation, whereby the Company proposes to sell shares of its common stock, warrants, as well as shares of the Company's common stock issuable upon the exercise of the warrants. Reference is also made to Exhibit 5 included as part of this 8-K report relating to the validity of the securities proposed to be sold.

     We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

October 22, 2015

                                              HART & HART, LLC

                                              /s/ William T. Hart